UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2011

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

In an effort to raise capital to support its ongoing depleted uranium de-conversion and fluoride extraction process project, on September 8, 2011, the board of directors of International Isotopes Inc. (the “Company”), authorized an offer to its current warrant holders to encourage them to exercise outstanding warrants.  The offer permitted holders of the Company’s outstanding warrants to purchase the Company’s common stock, par value $0.01 per share at a discounted warrant exercise price of $0.10 per share in cash until 5:00 p.m. EDT on September 30, 2011.  The Company discounted the exercise price of its (i) Class F warrants, which were issued on November 7, 2008, from $0.30 to $0.10, (ii) Class G warrants, which were issued on September 18, 2009 from $0.36 to $0.10, (iii) Class H warrants, which were issued on August 24, 2011, from $0.22 to $0.10, (iv)  Class I warrants, which were issued on October 29, 2010, from $0.40 to $0.10 and (v) its Class J Warrants, which were issued on March 25, 2011, from $0.43 to $0.10.

In connection with the above mentioned offer, 500,000 Class F warrants, 850,000 Class G warrants, 1,339,724 Class H warrants, 277,777 Class J warrants and 12,470,000 Class I warrants were exercised at an exercise price of $0.10.  In the aggregate, 15,437,501 warrants were exercised totaling $1,543,750.10 in gross proceeds.  As a result of the 15,437,501 warrants exercised, the Company will be issuing 15,437,501 shares of its common stock to the warrant holders who exercised their warrants under the offer.

For additional information on each class of the Company’s warrants, including forms of each such warrant, please see: (i) with respect to the Class F warrants, the Company’s current report Form 8-K filed on November 12, 2008 and Exhibit 99.1 thereto, (ii) and with respect to the Class G warrants, the Company’s current report Form 8-K filed on September 18, 2009 and Exhibit 4.7 thereto, (iii) with respect to the Class H warrants, the Company’s current report Form 8-K filed on February 25, 2010 and Exhibit 4.2 thereto, (iv) with respect to the Class I warrants, the Company’s current report Form 8-K filed on November 1, 2010 and Exhibit 4.1 thereto and (v) with respect to the Class J warrants, the Company’s annual report Form 10-K filed on March 31, 2011 and Exhibit 4.7 thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes Inc.

Date: October 5, 2011	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer